Exhibit 99.1

NEWS CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL 2017

FISCAL 2017 SECOND QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $2.12 billion compared to $2.16 billion in the prior year

•	Digital Real Estate Services segment revenue grew 16% compared to the prior year

•	Digital revenues increased to 27% of News and Information Services segment revenues, compared to 22% in the prior year

•	(Loss) income from continuing operations was ($219) million, compared to $106 million in the prior year. The loss includes $537 million of non-cash impairments and write-downs and a one-time gain of $120 million as a result of cash proceeds from the sale of REA Group’s European business

•	Total Segment EBITDA of $325 million compared to $280 million in the prior year

•	Reported EPS were ($0.50) compared to $0.15 in the prior year – Adjusted EPS were $0.19 compared to $0.20 in the prior year

NEW YORK, NY – February 9, 2017 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended December 31, 2016.

Commenting on the results, Chief Executive Robert Thomson said:

“In the second quarter, we saw the efficacy of our strategic reinvestment and digital diversification. Both were evident in our significantly increased operating profitability in the quarter, despite continued headwinds in print advertising. Results were driven by strong performance at our Digital Real Estate Services segment and meaningful revenues at HarperCollins, along with appropriate and ongoing management of the cost base at our news mastheads.

Our core platform has been bolstered by our rapid expansion in digital real estate, which is well on the way to becoming the largest contributor to our profitability. This segment posted another very strong quarter, with a 16% year-over-year revenue increase, improved margins and robust audience gains.

This quarter’s results were impacted by non-cash charges because of a change in the carrying value of Foxtel and an impairment of the print-related fixed assets at our Australian newspaper business.

In News and Information Services, we are assertively transitioning to digital, now accounting for 27% of segment revenues, up from 22%. We are especially confident in the value of our news brands, given growing consumer demand for accurate and timely journalism. In fact, the Wall Street Journal now has over 2.1 million paid subscribers and, for the first time, more than 50% of those subscribers are digital.

Audiences are craving integrity, which is why so many of our mastheads have reported strong growth in readers and subscribers this quarter. And advertisers need a trusted canvas and real results, not the muddled, muddied metrics of many digital platforms.”

SECOND QUARTER RESULTS

The Company reported fiscal 2017 second quarter total revenues of $2.12 billion, compared to $2.16 billion in the prior year period. Reported revenues reflect a negative impact from foreign currency fluctuations of $53 million. Adjusted Revenues (which exclude the foreign currency impact and acquisitions and divestitures as defined in Note 1) decreased 1% compared to the prior year, as growth in the Digital Real Estate Services and Book Publishing segments was more than offset by lower advertising revenues at the News and Information Services segment.

(Loss) income from continuing operations for the quarter was ($219) million as compared to $106 million in the prior year. The current year’s quarter includes a pre-tax non-cash impairment charge of $310 million, primarily related to the write-down of the fixed assets at the Australian newspapers, and lower equity earnings of affiliates, primarily driven by a $227 million pre-tax non-cash write-down related to the adjustment of the carrying value of the Company’s investment in Foxtel to fair value. The aggregate tax benefit on the impairment and write-down was $121 million. These charges were partially offset by a gain of $120 million ($103 million, net of tax) from the sale of REA Group’s European businesses and higher Total Segment EBITDA, as discussed below.

The Company reported second quarter Total Segment EBITDA of $325 million, compared to $280 million in the prior year. Adjusted Total Segment EBITDA (as defined in Note 1) was 14% higher compared to the prior year, primarily due to the continued growth in the Digital Real Estate Services and Book Publishing segments and lower programming rights costs at the Cable Network Programming segment.

(Loss) income per share from continuing operations available to News Corporation stockholders was ($0.50) as compared to $0.15 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.19 compared to $0.20 in the prior year.

SEGMENT REVIEW

	For the three months ended December 31,			For the six months ended December 31,
	2016	2015	% Change	2016	2015	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
News and Information Services	$1,303	$1,400	(7)%	$2,525	$2,690	(6)%
Book Publishing	466	446	4%	855	855	—
Digital Real Estate Services	242	208	16%	468	399	17%
Cable Network Programming	104	106	(2)%	232	230	1%
Other	1	1	—	1	1	—

Total Revenues	$2,116	$2,161	(2)%	$4,081	$4,175	(2)%

Segment EBITDA:
News and Information Services(a)	$142	$158	(10)%	$188	$241	(22)%
Book Publishing	75	57	32%	123	99	24%
Digital Real Estate Services	95	73	30%	162	130	25%
Cable Network Programming	51	39	31%	65	67	(3)%
Other	(38)	(47)	19%	(83)	(92)	10%

Total Segment EBITDA	$325	$280	16%	$455	$445	2%

(a)	News and Information Services Segment EBITDA for the six months ended December 31, 2016 includes transaction related costs of $5 million associated with the acquisition of Wireless Group. News and Information Services Segment EBITDA for the three and six months ended December 31, 2015 includes transaction related costs of $5 million related to the acquisition of Unruly.

News and Information Services

Revenues in the quarter were lower by $97 million, or 7%, compared to the prior year. Adjusted Revenues were 5% lower compared to the prior year.

Advertising revenues decreased 9%, or 8% excluding a $12 million impact from negative foreign currency fluctuations, primarily due to weakness in the print advertising market. The decrease was partially offset by the $22 million from the inclusion of Wireless Group and higher in-store and digital product revenues at News America Marketing.

Circulation and subscription revenues decreased 5%, but increased 1% excluding a $28 million impact from negative foreign currency fluctuations, due to higher subscription pricing, selected cover price increases in the U.K. and Australia and higher paid digital subscribers, partially offset by lower print volume.

Segment EBITDA decreased $16 million in the quarter, or 10%, as compared to the prior year, driven by the lower advertising revenues noted above and $8 million of investment spending in connection with Checkout 51, partially offset by lower expenses across the businesses.

Digital revenues represented 27% of segment revenues in the quarter, compared to 22% in the prior year. At Dow Jones, digital revenues represented 53% of total revenues in the quarter. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

•	The Wall Street Journal average daily digital subscribers in the three months ended December 31, 2016 were 1,080,000, compared to 828,000 in the prior year (Source: Internal data)

•	Closing digital subscribers at News Corp Australia’s mastheads as of December 31, 2016 were 309,200, compared to 255,800 in the prior year (Source: Internal data; adjusted for divested mastheads)

•	The Times and Sunday Times closing digital subscribers as of December 31, 2016 were 184,000, compared to 172,000 in the prior year (Source: Internal data)

•	The Sun’s digital offering reached approximately 61 million global monthly unique users in December 2016, based on ABCe (Source: Omniture)

Book Publishing

Revenues in the quarter increased $20 million, or 4%, compared to the prior year, primarily due to the continued popularity of Jesus Calling and Jesus Always by Sarah Young and Hillbilly Elegy by J.D. Vance, strong sales from frontlist titles such as The Magnolia Story by Chip and Joanna Gaines, Chaos by Patricia Cornwell, The Midnight Gang by David Walliams and Settle for More by Megyn Kelly, as well as the continued expansion of HarperCollins’ global footprint. Digital sales increased 3% compared to the prior year and represented 16% of Consumer revenues for the quarter. Segment EBITDA for the quarter increased $18 million, or 32%, from the prior year, primarily due to higher revenues as discussed above.

Digital Real Estate Services

Revenues in the quarter increased $34 million, or 16%, compared to the prior year, primarily due to the continued growth at REA Group and Move, as well as $9 million from the acquisitions of iProperty and Diakrit. Adjusted Revenues increased 10%. Segment EBITDA in the quarter increased $22 million, or 30%, compared to the prior year, primarily due to the higher revenues noted above, the positive impact of foreign currency fluctuations at REA Group and lower legal costs at Move. REA Group and Move contributed $12 million and $10 million, respectively, to the increase in Segment EBITDA.

In the quarter, revenues at REA Group increased 19%, or 14% excluding a $6 million impact from favorable foreign currency fluctuations, due to an increase in Australian residential depth revenue, as a favorable product mix and pricing increase offset lower listing volumes, and the acquisition of iProperty.

Move’s revenues in the quarter increased 7% to $93 million from $87 million in the prior year, primarily due to the continued growth in its Connection for Co-BrokerageSM product and non-listing Media revenues. The growth was partially offset by a $3 million decline in revenue at TigerLead®, which was sold in November 2016. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal second quarter grew 14% year-over-year to approximately 44 million.

Cable Network Programming

Revenues in the quarter decreased $2 million, or 2%, compared to the prior year due to lower affiliate and advertising revenues, partially due to the absence of the uplift from the Rugby World Cup, which was held in the prior year. Segment EBITDA in the quarter increased $12 million, or 31%, compared with the prior year, due to lower programming rights costs from the absence of Rugby World Cup and English Premier League rights.

Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact from favorable foreign currency fluctuations, decreased 5% and increased 23%, respectively.

REVIEW OF EQUITY (LOSSES) EARNINGS OF AFFILIATES’ RESULTS

Equity (losses) earnings of affiliates for the second quarter were ($238) million compared to $15 million in the prior year.

	For the three months ended December 31,		For the six months ended December 31,
	2016	2015	2016	2015
	(in millions)		(in millions)
Foxtel	$(233)	$13	$(244)	$22
Other equity affiliates, net	(5)	2	(9)	1

Total equity (losses) earnings of affiliates	$(238)	$15	$(253)	$23

On a U.S. GAAP basis, Foxtel revenues for the second quarter increased $4 million, or 1%, to $602 million from $598 million in the prior year period. In local currency, Foxtel revenues decreased 3%. Foxtel’s total closing subscribers were more than 2.8 million as of December 31, 2016, with closing cable and satellite subscribers flat compared to the prior year period. In the second quarter, cable and satellite churn was 15.6%, which was comparable to churn in the fiscal first quarter, primarily driven by newer customers under no-contract offers and seasonal sports disconnections.

Foxtel’s net income of $24 million decreased from $52 million in the prior year period, primarily due to a $17 million loss resulting from the change in the fair value of Foxtel’s investment in Ten Network Holdings and $5 million in losses associated with the continued operation of Presto. Equity (losses) earnings of affiliates for Foxtel of ($6) million and $13 million for the three months ended December 31, 2016 and 2015, respectively, reflect the Company’s share of Foxtel’s net income, less the Company’s amortization of $18 million and $13 million, respectively, related to the Company’s excess cost over its share of Foxtel’s finite-lived intangible assets.

Foxtel EBITDA decreased $11 million to $144 million from $155 million in the prior year. In local currency, Foxtel EBITDA decreased 10%, primarily due to lower revenues and planned increases in programming costs, specifically investments in local productions and sports, partially offset by lower transmission costs. Foxtel operating income for the three months ended December 31, 2016 and 2015 was $93 million and $99 million, respectively, after depreciation and amortization of $51 million and $56 million, respectively. Operating income decreased primarily as a result of the lower revenues and increased programming spend noted above, partially offset by the positive impact of foreign currency fluctuations.

During the three months ended December 31, 2016, the Company recognized a $227 million non-cash write-down of the carrying value of its investment in Foxtel to fair value. As a result of Foxtel’s performance in the first half of fiscal 2017, the competitive operating environment in the Australian pay-TV market and management’s revised projections, the Company determined that the fair value of its investment in Foxtel declined below its $1.4 billion carrying value to $1.2 billion. The carrying value had previously been written up in connection with the acquisition of Consolidated Media Holdings Ltd. (“CMH”) in November 2012 and at that time a non-cash gain of $0.9 billion was recognized on the Foxtel investment in accordance with ASC 805.

CASH FLOW

The following table presents net cash provided by continuing operating activities and a reconciliation to free cash flow available to News Corporation:

	For the six months ended December 31,
	2016	2015
	(in millions)
Net cash provided by continuing operating activities	$4	$346
Less: Capital expenditures	(108)	(120)

	(104)	226
Less: REA Group free cash flow	(84)	(72)
Plus: Cash dividends received from REA Group	28	24

Free cash flow available to News Corporation	$(160)	$178

Net cash provided by continuing operating activities decreased by $342 million for the six months ended December 31, 2016 as compared to the prior year period, which was primarily due to the NAM Group’s settlement payments of $250 million during the period, lower dividends received of $30 million, as well as higher working capital due to timing.

Free cash flow available to News Corporation in the six months ended December 31, 2016 was ($160) million compared to $178 million in the prior year period. The decrease was primarily due to lower cash provided by continuing operating activities as discussed above, partially offset by lower capital expenditures.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by continuing operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group. Free cash flow available to News Corporation excludes cash flows from discontinued operations.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

Subsequent Events

In January 2017, REA Group acquired an approximately 15% interest in Elara Technologies Pte. Ltd., a leading online real estate services provider in India (“Elara”), for $50 million. Elara operates PropTiger.com, Makaan.com and the recently acquired Housing.com, and the investment further strengthens REA Group’s presence in Asia. Following the completion of the investment and certain related transactions, including Elara’s acquisition of Housing.com, News Corporation’s pre-existing interest in Elara decreased to approximately 23%.

Dividends

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on April 19, 2017 to stockholders of record as of March 15, 2017.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, adjusted net income from continuing operations available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by continuing operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EST on February 9, 2017. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months ended December 31,		For the six months ended December 31,
	2016	2015	2016	2015
Revenues:
Advertising	$748	$816	$1,418	$1,551
Circulation and subscription	595	621	1,216	1,260
Consumer	450	429	824	821
Real estate	185	160	357	305
Other	138	135	266	238

Total Revenues	2,116	2,161	4,081	4,175

Operating expenses	(1,126)	(1,193)	(2,283)	(2,392)
Selling, general and administrative	(665)	(688)	(1,343)	(1,338)
Depreciation and amortization	(120)	(123)	(240)	(244)
Impairment and restructuring charges	(356)	(22)	(376)	(39)
Equity (losses) earnings of affiliates	(238)	15	(253)	23
Interest, net	15	11	22	23
Other, net	123	(6)	140	(1)

(Loss) income from continuing operations before income tax benefit (expense)	(251)	155	(252)	207
Income tax benefit (expense)	32	(49)	33	42

(Loss) income from continuing operations	(219)	106	(219)	249
(Loss) income from discontinued operations, net of tax	—	(24)	—	22

Net (loss) income	(219)	82	(219)	271
Less: Net income attributable to noncontrolling interests	(70)	(19)	(85)	(33)

Net (loss) income attributable to News Corporation stockholders	$(289)	$63	$(304)	$238
Less: Adjustments to Net (loss) income attributable to News Corporation stockholders – Redeemable preferred stock dividends	(1)	(1)	(1)	(1)

Net (loss) income available to News Corporation stockholders	$(290)	$62	$(305)	$237

Weighted average shares outstanding:
Basic	581	581	581	581
Diluted	581	583	581	583

(Loss) income from continuing operations available to News Corporation stockholders per share – basic and diluted	$(0.50)	$0.15	$(0.52)	$0.37
(Loss) income from discontinued operations available to News Corporation stockholders per share – basic and diluted	$—	$(0.04)	$—	$0.04

Net (loss) income available to News Corporation stockholders per share – basic and diluted	$(0.50)	$0.11	$(0.52)	$0.41

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of December 31, 2016	As of June 30, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,564	$1,832
Restricted cash	—	315
Receivables, net	1,528	1,229
Other current assets	499	513

Total current assets	3,591	3,889

Non-current assets:
Investments	1,932	2,270
Property, plant and equipment, net	1,981	2,405
Intangible assets, net	2,298	2,207
Goodwill	3,791	3,714
Deferred income tax assets	549	602
Other non-current assets	385	396

Total assets	$14,527	$15,483

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$240	$217
Accrued expenses	1,121	1,371
Deferred revenue	404	388
Other current liabilities	560	466

Total current liabilities	2,325	2,442

Non-current liabilities:
Borrowings	268	369
Retirement benefit obligations	315	350
Deferred income tax liabilities	40	171
Other non-current liabilities	331	349

Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,451	12,434
Retained earnings	(213)	150
Accumulated other comprehensive loss	(1,289)	(1,026)

Total News Corporation stockholders’ equity	10,955	11,564
Noncontrolling interests	273	218

Total equity	11,228	11,782

Total liabilities and equity	$14,527	$15,483

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the six months ended December 31,
	2016	2015
Operating activities:
Net (loss) income	$(219)	$271
Less: Income from discontinued operations, net of tax	—	22

(Loss) income from continuing operations	(219)	249

Adjustments to reconcile (loss) income from continuing operations to cash provided by operating activities:

Depreciation and amortization	240	244
Equity losses (earnings) of affiliates	253	(23)
Cash distributions received from affiliates	—	30
Impairment charges	310	—
Other, net	(140)	1
Deferred income taxes and taxes payable	(102)	(98)
Changes in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(131)	(97)
Inventories, net	(9)	72
Accounts payable and other liabilities	52	(32)
NAM Group settlement	(250)	—

Net cash provided by operating activities from continuing operations	4	346

Investing activities:
Capital expenditures	(108)	(120)
Changes in restricted cash for Wireless Group acquisition	315	—
Acquisitions, net of cash acquired	(342)	(101)
Investments in equity affiliates and other	(39)	(36)
Proceeds from dispositions	59	2
Other, net	(3)	5

Net cash used in investing activities from continuing operations	(118)	(250)

Financing activities:
Repayment of borrowings acquired in the Wireless Group acquisition	(23)	—
Repurchase of shares	—	(18)
Dividends paid	(77)	(74)
Other, net	(21)	(7)

Net cash used in financing activities from continuing operations	(121)	(99)

Net decrease in cash and cash equivalents from continuing operations	(235)	(3)
Net decrease in cash and cash equivalents from discontinued operations	(3)	(40)
Cash and cash equivalents, beginning of period	1,832	1,951
Exchange movement on opening cash balance	(30)	(25)

Cash and cash equivalents, end of period	$1,564	$1,883

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and six months ended December 31, 2016 and 2015.

	Revenues			Total Segment EBITDA
	For the three months ended December 31,			For the three months ended December 31,
	2016	2015	Difference	2016	2015	Difference
	(in millions)			(in millions)
As reported	$2,116	$2,161	$(45)	$325	$280	$45
Impact of acquisitions	(43)	—	(43)	(1)	—	(1)
Impact of divestitures	(16)	(24)	8	—	(3)	3
Impact of foreign currency fluctuations	53	—	53	(3)	—	(3)
Net impact of U.K. Newspaper Matters	—	—	—	2	7	(5)

As adjusted	$2,110	$2,137	$(27)	$323	$284	$39

	Revenues			Total Segment EBITDA
	For the six months ended December 31,			For the six months ended December 31,
	2016	2015	Difference	2016	2015	Difference
	(in millions)			(in millions)
As reported	$4,081	$4,175	$(94)	$455	$445	$10
Impact of acquisitions	(80)	—	(80)	14	—	14
Impact of divestitures	(37)	(47)	10	1	(4)	5
Impact of foreign currency fluctuations	89	—	89	2	—	2
Net impact of U.K. Newspaper Matters	—	—	—	4	12	(8)

As adjusted	$4,053	$4,128	$(75)	$476	$453	$23

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and six months ended December 31, 2016 and 2015 are as follows:

	For the three months ended December 31,
	2016	2015	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$1,322	$1,390	(5)%
Book Publishing	472	446	6%
Digital Real Estate Services	214	194	10%
Cable Network Programming	101	106	(5)%
Other	1	1	—

Total Adjusted Revenues	$2,110	$2,137	(1)%

Adjusted Segment EBITDA:
News and Information Services	$142	$158	(10)%
Book Publishing	77	57	35%
Digital Real Estate Services	92	70	31%
Cable Network Programming	48	39	23%
Other	(36)	(40)	10%

Total Adjusted Segment EBITDA	$323	$284	14%

	For the six months ended December 31,
	2016	2015	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$2,554	$2,670	(4)%
Book Publishing	859	855	—
Digital Real Estate Services	413	372	11%
Cable Network Programming	226	230	(2)%
Other	1	1	—

Total Adjusted Revenues	$4,053	$4,128	(2)%

Adjusted Segment EBITDA:
News and Information Services	$205	$242	(15)%
Book Publishing	125	99	26%
Digital Real Estate Services	157	125	26%
Cable Network Programming	68	67	1%
Other	(79)	(80)	(1)%

Total Adjusted Segment EBITDA	$476	$453	5%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended December 31, 2016 and 2015.

	For the three months ended December 31, 2016
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,303	$(26)	$(4)	$49	$—	$1,322
Book Publishing	466	(7)	—	13	—	472
Digital Real Estate Services	242	(10)	(12)	(6)	—	214
Cable Network Programming	104	—	—	(3)	—	101
Other	1	—	—	—	—	1

Total Revenues	$2,116	$(43)	$(16)	$53	$—	$2,110

Segment EBITDA:
News and Information Services	$142	$(3)	$1	$2	$—	$142
Book Publishing	75	—	—	2	—	77
Digital Real Estate Services	95	2	(1)	(4)	—	92
Cable Network Programming	51	—	—	(3)	—	48
Other	(38)	—	—	—	2	(36)

Total Segment EBITDA	$325	$(1)	$—	$(3)	$2	$323

	For the three months ended December 31, 2015
	As Reported	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,400	$(10)	$—	$1,390
Book Publishing	446	—	—	446
Digital Real Estate Services	208	(14)	—	194
Cable Network Programming	106	—	—	106
Other	1	—	—	1

Total Revenues	$2,161	$(24)	$—	$2,137

Segment EBITDA:
News and Information Services	$158	$—	$—	$158
Book Publishing	57	—	—	57
Digital Real Estate Services	73	(3)	—	70
Cable Network Programming	39	—	—	39
Other	(47)	—	7	(40)

Total Segment EBITDA	$280	$(3)	$7	$284

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the six months ended December 31, 2016 and 2015.

	For the six months ended December 31, 2016
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$2,525	$(44)	$(13)	$86	$—	$2,554
Book Publishing	855	(16)	—	20	—	859
Digital Real Estate Services	468	(20)	(24)	(11)	—	413
Cable Network Programming	232	—	—	(6)	—	226
Other	1	—	—	—	—	1

Total Revenues	$4,081	$(80)	$(37)	$89	$—	$4,053

Segment EBITDA:
News and Information Services	$188	$10	$3	$4	$—	$205
Book Publishing	123	—	—	2	—	125
Digital Real Estate Services	162	4	(2)	(7)	—	157
Cable Network Programming	65	—	—	3	—	68
Other	(83)	—	—	—	4	(79)

Total Segment EBITDA	$455	$14	$1	$2	$4	$476

	For the six months ended December 31, 2015
	As Reported	Impact of Divestitures	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$2,690	$(20)	$—	$2,670
Book Publishing	855	—	—	855
Digital Real Estate Services	399	(27)	—	372
Cable Network Programming	230	—	—	230
Other	1	—	—	1

Total Revenues	$4,175	$(47)	$—	$4,128

Segment EBITDA:
News and Information Services	$241	$1	$—	$242
Book Publishing	99	—	—	99
Digital Real Estate Services	130	(5)	—	125
Cable Network Programming	67	—	—	67
Other	(92)	—	12	(80)

Total Segment EBITDA	$445	$(4)	$12	$453

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity (losses) earnings of affiliates, interest, net, other, net, income tax benefit (expense) and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net (loss) income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that information about Total Segment EBITDA allows users of the Company’s financial statements to evaluate changes in the operating results of the Company separate from non-operational factors that affect net (loss) income, thus providing insight into both operations and the other factors that affect reported results. The following table reconciles Total Segment EBITDA to (Loss) income from continuing operations.

	For the three months ended December 31,
	2016	2015	Change	% Change
	(in millions)			Better/(Worse)
Revenues	$2,116	$2,161	$(45)	(2)%
Operating expenses	(1,126)	(1,193)	67	6%
Selling, general and administrative	(665)	(688)	23	3%

Total Segment EBITDA	325	280	45	16%
Depreciation and amortization	(120)	(123)	3	2%
Impairment and restructuring charges	(356)	(22)	(334)	*	*
Equity (losses) earnings of affiliates	(238)	15	(253)	*	*
Interest, net	15	11	4	36%
Other, net	123	(6)	129	*	*

(Loss) income from continuing operations before income tax benefit (expense)	(251)	155	(406)	*	*
Income tax benefit (expense)	32	(49)	81	*	*

(Loss) income from continuing operations	$(219)	$106	$(325)	*	*

** – Not meaningful

	For the six months ended December 31,
	2016	2015	Change	% Change
	( in millions)			Better/(Worse)
Revenues	$4,081	$4,175	$(94)	(2)%
Operating expenses	(2,283)	(2,392)	109	5%
Selling, general and administrative	(1,343)	(1,338)	(5)	—

Total Segment EBITDA	455	445	10	2%
Depreciation and amortization	(240)	(244)	4	2%
Impairment and restructuring charges	(376)	(39)	(337)	* *
Equity (losses) earnings of affiliates	(253)	23	(276)	* *
Interest, net	22	23	(1)	(4)%
Other, net	140	(1)	141	* *

(Loss) income from continuing operations before income tax benefit	(252)	207	(459)	* *
Income tax benefit	33	42	(9)	(21)%

(Loss) income from continuing operations	$(219)	$249	$(468)	* *

** – Not meaningful

NOTE 3 – ADJUSTED NET (LOSS) INCOME FROM CONTINUING OPERATIONS AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net (loss) income from continuing operations available to News Corporation stockholders and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, and “Other, net”, net of tax, recognized by the Company or its equity investees (“adjusted net income from continuing operations available to News Corporation stockholders and adjusted EPS,” respectively) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net (loss) income from continuing operations available to News Corporation stockholders and reported diluted EPS to adjusted net (loss) income from continuing operations available to News Corporation stockholders and adjusted EPS for the three and six months ended December 31, 2016 and 2015.

	For the three months ended December 31, 2016			For the three months ended December 31, 2015
	Net (loss) income available to stockholders	EPS		Net income available to stockholders	EPS
	(in millions, except per share data)
(Loss) income from continuing operations	$(219)	$		$106	$
Less: Net income attributable to noncontrolling interests	(70)			(19)
Less: Redeemable preferred stock dividends	(1)			(1)

(Loss) income from continuing operations available to News Corporation stockholders	$(290)		$(0.50)	$86		$0.15
U.K. Newspaper Matters	2		—	7		0.01
Impairment and restructuring charges (a)	356		0.62	22		0.04
Other, net (b)	(123)		(0.21)	6		0.01
Equity losses of affiliates (c)	227		0.39	—		—
Tax impact on items above (d)	(108)		(0.19)	(7)		(0.01)
Impact of noncontrolling interest items included in Other, net above (b)	46		0.08	—		—

As adjusted	$110		$0.19	$114		$0.20

(a)	Impairment and restructuring charges for the three months ended December 31, 2016 included a non-cash impairment charge of approximately $310 million related to the write-down of fixed assets at the Australian newspapers.
(b)	Other, net in the three months ended December 31, 2016 included a pre-tax gain of $120 million resulting from the sale of REA Group’s European business.
(c)	During the three months ended December 31, 2016, the Company recognized a $227 million non-cash write-down of the carrying value of its investment in Foxtel to fair value.
(d)	The tax impact on items above includes a $121 million tax benefit from the non-cash impairment charge and non-cash write-down noted above.

	For the six months ended December 31, 2016			For the six months ended December 31, 2015
	Net (loss) income available to stockholders	EPS		Net income available to stockholders	EPS
	(in millions, except per share data)
(Loss) income from continuing operations	$(219)	$		$249	$
Less: Net income attributable to noncontrolling interests	(85)			(33)
Less: Redeemable preferred stock dividends	(1)			(1)

(Loss) income from continuing operations available to News Corporation stockholders	$(305)		$(0.52)	$215		$0.37
U.K. Newspaper Matters	4		—	12		0.02
Impairment and restructuring charges (a)	376		0.65	39		0.07
Other, net (b)	(140)		(0.24)	1		—
Equity losses of affiliates (c)	238		0.41	—		—
Tax impact on items above (d)	(115)		(0.20)	(15)		(0.03)
Tax benefit (e)	—		—	(106)		(0.18)
Impact of noncontrolling interest on items included in Other, net above (b)	46		0.08	—		—

As adjusted	$104		$0.18	$146		$0.25

(a)	Impairment and restructuring charges for the six months ended December 31, 2016 included a non-cash impairment charge of approximately $310 million related to the write-down of fixed assets at the Australian newspapers.
(b)	Other, net in the six months ended December 31, 2016 included a pre-tax gain of $120 million resulting from the sale of REA Group’s European business.
(c)	During the six months ended December 31, 2016, the Company recognized a $227 million non-cash write-down of the carrying value of its investment in Foxtel to fair value. Foxtel’s net income in the six months ended December 31, 2016 included a $21 million loss resulting from Foxtel management’s decision to cease Presto operations in January 2017. Equity (losses) earnings of affiliates were negatively affected by $11 million, which represents the Company’s share of that loss.
(d)	The tax impact on items above includes a $121 million tax benefit from the non-cash impairment charge and non-cash write-down noted above.
(e)	The Company recognized a tax benefit of approximately $106 million from the release of valuation allowances resulting from the disposal of the digital education business in the six months ended December 31, 2015.